[DESCRIPTION] Stock purchase agreement

STOCK PURCHASE AGREEMENT AMONG
UNIFIED NETWORK SERVICES, INC.
AND DATA SYSTEMS NETWORK CORPORATION


This Stock Purchase Agreement (the "Agreement") is entered into as of
February 22,1996 by and among Unified Network Services, Inc., a North
Carolina corporation ("UNS"), and Data Systems Network Corporation, a
Michigan corporation ("Purchaser").
RECITALS
1.	All of the outstanding capital stock of UNS is owned by Kirk Duble and
David Scranton (the "Shareholders").
2.	UNS currently has outstanding promissory notes payable to DSNC in an amount totalling $261,187.89.
3.	The parties intend that, subject to the terms and conditions hereinafter set forth, Purchaser shall purchase from UNS 7,000 shares of common stock of
UNS which, when issued and outstanding, will represent 70% of the issued and outstanding common stock of UNS on a fully diluted basis and Purchaser shall extend to UNS an additional loan so that the total indebtedness to Purchaser from UNSwill be $500,000, all of which will be evidenced by a new promissory note to be executed concurrently with the execution of this Agreement.
4.	Purchaser is also entering into a Shareholder Agreement, simultaneously with the execution of this Agreement, to purchase or to otherwise acquire
UNS's remaining outstanding common stock from Shareholders at future dates as designated in such agreement.NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF STOCK
1.1	Purchase and Sale of Stock.  Subject to the terms and conditions of this
Agreement, Purchaser hereby purchases from UNS and UNS hereby sells to Purchaser 7,000 shares of its authorized but unissued common stock, $1.00 par value, which when issued and outstanding, will equal 70% of UNS'sissued and outstanding common stock on a fully diluted basis (the "Stock").

1.2	The Closing.  The closing is hereby being held at        AM on
February 22, 1996 at the "Closing Date"). UNS is hereby delivering to Purchaser a certificate representing the Stock, registered in the name of Purchaser against delivery of the Purchase Price (as defined below).
1.3	Consideration for the Stock.  The consideration for the Stock is One
($1.00) per share, or $7,000 (the "Purchase Price"). In addition, Purchaser agrees to make an additional loan to UNS on the date hereof in an amount equal to Two Hundred Thirty Eight Thousand Eight Hundred Twelve and 11/100 ($238,812.11) Dollars (the "Loan Amount").
1.4	Payment.  The Purchase Price is hereby paid to UNS by check, and hereby loans to UNS the Loan Amount on the terms set forth in, and the parties agree that all other loans outstanding from UNS to the Purchaser on the date of this Agreement shall be included under and evidenced by, the form of Non-negotiable Promissory Note attached as Exhibit A.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF UNS
Subject to and except for information contained in the disclosures set forth in the schedules delivered to Purchaser prior to the execution of this Agreement, all of which are signed for identification by the parties, attached hereto and made part hereof (the "Schedules"), UNS represents and warrants to Purchaser that the statements made in this Article 2 are true and complete as of the date of this Agreement. Any investigation of UNS conducted by Purchaser or its representatives shall not affect any of the representations and warranties hereunder.

All of the representations and warranties of UNS set forth in this Agreement shall survive the Closing Date for a period of three (3) years.

2.1	Organization and Standing.

(a)	UNS is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has full power and authority to own, operate and lease its properties and to carry on its business as now conducted, and is in good standing and duly qualified conduct business in each of the jurisdictions in which the ownership of real property or the conduct of its business requiressuch qualification and the failure to be so qualified, either individually or in the aggregate, would have a material adverse effect upon the business, properties, financial condition, results of operations or net worth of UNS. A list of all jurisdictions in which UNS is qualified to do business is set forth on
Schedule 2.1.
b) UNS has delivered to Purchaser complete and accurate copies of its Articles of Incorporation and Bylaws, as amended and presently in effect, and its minute books, which contain a complete and accurate record of all of its directors' and Shareholders' meetings and other corporate actions taken by its directors and Shareholders. The UNS stock books have been provided for Purchaser's review and are complete and accurate as of the date hereof.
2.2	Capitalization.  The authorized capitalization of UNS consists of one hundred thousand (100,000) shares of Common Stock, $1.00 par value, three thousand (3,000) shares of which are issued and outstanding and owned by Shareholders. No other shares of capital stock of UNS are issued or outstanding. All of the shares of Stock when issued will be validly issued, fully paid and nonassessable, and will have been issued in full compliance with all applicable federal and state securities laws. There are no options, calls, preemptive or subscription rights, registration rights, rights of refusal, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to any shares of capital stock of UNS. Any repurchases by UNS of any of its securities have been in accordance with all applicable laws.
2.3	Subsidiaries.  UNS does not own directly or indirectly any interest or have any investment (whether debt or equity) in any corporation, partnership, joint venture or other business, except short-term investments for the purpose of cash management.
2.4	Financial Statements.  UNS has previously delivered to the Purchaser the following financial statements (collectively, the "Financial
Statements"): an audited balance sheet and statements of operations, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1995 for UNS. December 31, 1995 is referred to herein as the "Final Balance Sheet Date." The Financial Statements fairly present the properties, assets, financial position and results of operations of UNS as absolute or contingent, arising out of transactions entered into or any state of facts existing as of the dates of the Financial Statements, except to the extent reflected therein. All material transactions between UNS and the Shareholders (other than in their capacity as UNS directors or employees of
UNS) occurring or accruing during the periods covered by the Financial Statements and any significant items of income or expense which are unusual or of a non-recurring nature are separately disclosed in the Financial statements.
2.5	Obligations to and from the Shareholders and Employees.  Schedule
2.5 contains a description of all indebtedness owed to UNS by the Shareholders, any relative of the Shareholders, any entity owned or controlled in whole or in part by any such person (collectively, the "Related Persons"), or any employee of UNS on the Final Balance Sheet Date, or thereafter loaned by UNS to any Related Person or employee, and all such indebtedness as of the Final Balance Sheet Date is reflected as an asset of UNS in the Financial Statements prepared as of such date. Schedule 2.5 contains a description of all indebtedness owed each Related Person or any employee of UNS by UNS on the Final Balance Sheet Date, and thereafter loaned by each Related Person or employee, and all such indebtedness as of the Final Balance Sheet date is reflected as a liability of UNS in the Financial Statements.
2.6 Accounts Payable. A listing of all accounts payable as of the Final Balance Sheet date which UNS is or will become obligated to pay has previously been made available to Purchaser.  Except as set forth on
Schedule 2.6, all of UNS's accounts payable incurred since the Final Balance Sheet Date are trade payables arising in the ordinary and usual course of its business.
2.7	Authority of UNS.  UNS has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. The Board of Directors of UNS has duly authorized the execution and delivery of this Agreement and the performance by UNS of its obligations hereunder and no other corporate proceedings on the part of UNS are necessary to authorize this Agreement and theperformance by UNS of its obligations hereunder.
This Agreement is (assuming the due execution and delivery by the other parties hereto) a binding obligation of UNS, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the right of creditors generally and except as enforcement is subject to general principles of equity.
2.8 No Breach of Statute or Contract. The execution and delivery of this Agreement by UNS, and the performance and consummation by UNS of the transactions contemplated by this Agreement, do not result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture or lien under) any terms or provisions of UNS's Articles of Incorporation of Bylaws, or any statute, rule, regulation, judicial or governmental deree, order or judgment, or any mortgage, indenture, agreement, lease or other instrument to which UNS is a party or to which any of UNS's assets is subject.
2.9	Government Authorizations and Required Consents.  No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any other third party is required for the execution and delivery by UNS of this Agreement or the consummation by UNS of any of the transactions contemplated by this Agreement.
2.10 Tax and Other Returns and Reports. Except as set forth in Schedule 2.10, UNS has duly filed all federal, state, local, foreign and other tax reports and returns required to be filed by it and has duly paid all taxes, interest, penalties, assessments, deficiencies and other charges due or claimed to be due from it by all taxing authorities including, without limitation, those due in respect of its properties, income, franchise, sales and uses, licenses and payrolls. All such tax returns and reports were correct and complete in all respects. The reserves for taxes contained in the Final Balance Sheet are adequate to cover UNS's tax liabilities as of the Final Balance Sheet date and the reserves for taxes carried on the books of UNS on the date of this Agreement are adequate to cover its tax liabilities as of such date.
Since the Final Balance Sheet date, UNS has not incurred any tax liabilities other than in the ordinary course of business. There are no tax liens upon any of the properties or assets, real, personal or mixed, tangible or intangible, of UNS (other than liens for current taxes not yet due).
Except as reflected in the Final Balance Sheet, there are no pending claims asserted for, or, to the best knowledge of UNS, questions relating to, taxes, interest, penalties, assessments or deficiencies against UNS and there is no basis for any such question or claim. UNS has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes. The tax returns of UNS have not been audited by any governmental agencies.

2.11 Conduct of Business. Since the Final Balance Sheet date, there have not been any material adverse changes, either individually or in the aggregate, in the general affairs, business, prospects, properties, financial position, results of operations, or net worth of UNS. The business affairs of UNS have since such date been conducted in the usual and ordinary course; after the close of business on such date no transaction has taken place or contract entered into other than in the usual and ordinary course of business; and specifically, without limitation of the foregoing, except in the usual and ordinary course of business, no sales, removals or deliveries of inventory, machinery, fixtures or other tangible or intangible assets of any nature have been made since the Final Balance Sheet date by UNS.
2.12 Casualties. Since the Final Balance Sheet date there have not been any casualties affecting UNS or loss, damage or destruction of or to any of the properties used by it in connection with its business.
2.13 Subsequent Events.  Except as disclosed in Schedule 2.13 since the
Final Balance Sheet Date, UNS has not:

(i)	issued any capital stock or declared or paid any dividend or made any other payment from capital or surplus or made any other distribution with respect to its capital stock in cash or property of any nature, or direct or indirectly redeemed, purchased or otherwise acquired or recapitalized or reclassified any of its capital stock or liquidated in whole or in part;
(ii)	merged or consolidated with any other corporation,
(iii)	created, incurred or assumed or committed to create, incur or assume any indebtedness, obligation or other liability, whether accrued, absolute or contingent, except for accounts payable or other current liabilities which were incurred in the usual and ordinary course of business (except for a capital expenditure or series of related capital expenditures in an aggregate amount of greater than $20,000);
(iv)	mortgaged, pledged or otherwise encumbered any of its assets;
(v)	raised salaries, hourly rates, fringe benefits or the rate of bonuses or commissions or other compensation (except for normal increases consistent with past practice),

(vi)	varied insurance coverage with respect to the coverage which was in effect on the Final Balance Sheet date,
(vii)	altered or amended its Articles of Incorporation or Bylaws;
(viii)	entered into, amended or terminated any contract, agreement, franchise, permit or license, other than in the usual and ordinary course of business;
(ix)	sold, transferred or otherwise disposed of any assets, other than inventory or accounts receivable, with an aggregate book value of greater than $20,000; or
(x)	agreed to do any of the things described in the preceding clauses (i)
through (ix).

2.14	Undisclosed Events or Facts.  To the best knowledge of UNS, there are no events, transactions, circumstance, conditions or other facts (including, without limitation, any contemplated, proposed or pending governmental laws, rules or regulations) which, either individually or in the aggregate, (i) would have a material adverse effect on the general affairs, business, prospects, properties, financial position, results of operations or net worth of UNS, or
(ii) should be disclosed in order to make any exhibit, document, statement, schedule, representation or warranty contained herein or delivered pursuant hereto not misleading.
2.15	Real Property and Leasehold Interests.

(a)	Schedule 2.15(a)(i) lists all real property owned by UNS, (ii) lists all leases of real property under which UNS is a lessee, and (iii) describes all buildings and other material improvements located on each such property.
UNS has good and marketable title to all real property listed as owned on
Schedule 2.15, free and clear of all liens, encumbrances, restrictions, leases, easements, or claims whatsoever, except as set forth on Schedule 2.15.
UNS has delivered to Purchaser copies of all leases referred to above. UNS has valid and enforceable leasehold interests under all of such leases, subject to the terms and conditions set forth therein. All such leases are valid and full force and effect, and neither UNS nor the respective lessors are in default in any material respect thereunder, and there does not exist any event with which notice or the lapse of time or both would constitute a material default thereunder except for the nonpayment of rent, taxes or other amounts not yet due and payable.

2.16	Material Contracts.  UNS has listed on Schedule 2.16 and furnished to Purchaser copies of all of the existing written executory material contracts and written commitments of UNS of any kind or nature (including, without limiting the generality of the foregoing, all labor agreements, leases, notes or other evidences of indebtedness, mortgages, pension, stock option, stock purchase, bonus, profit sharing and other employee or executive benefit plans or agreements, sales representation agreements, purchase orders, commitments, and powers of attorney) except:

(i)	each contract with a customer made in the usual and ordinary course of business for the sale of finished goods whereby UNS is obligated to deliver less than $5,000 in invoice value of finished goods in each transaction or series of related transactions; and
(ii)	purchase commitments made in the ordinary course of business at prevailing prices after the date hereof and each purchase commitment made on or prior to the date hereof which is not in excess of $5,000 in each transaction or series of related transactions.

The aggregate purchase orders or purchase commitments outstanding on the date hereof not made in the ordinary course of business do not exceed $10,000. Except as set forth on Schedule 2.16 such purchase orders and purchase commitments may be cancelled at any time without penalty.
2.17	Validity of Material Contracts.  To the best knowledge of UNS, all of the material contracts, obligations, commitments, agreements, undertakings, arrangements or leases referred to in this Agreement or any exhibit or schedule hereto are valid and binding obligations of the parties thereto enforceable in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and except as enforcement thereof is subject to general principles of equity, and there are no liabilities of any of the parties there arising from any material breach of or default in any provision of any such contract, obligation, commitment, agreement, undertaking, arrangement or lease, nor has there been any event which would permit the acceleration of any obligation of any party thereto,
which would cause the creation of a lien or encumbrance upon any asset of
UNS or which would excuse UNS, in whole or in part, from performing its obligations thereunder. Since December 31, 1995, except as set forth on
Schedule 2.17, neither UNS nor Shareholders have any information which might reasonably indicate that any of the customers or suppliers of UNS intends to cease purchasing from, selling to or dealing with UNS in the manner inwhich such transactions have previously occurred, nor has any information been brought to the attention of any of them which might reasonably lead UNS to believe any customer or supplier intends to alter in any significant respect the amount of such purchases, sales or the extent of dealings with UNS or would alter in any significant respect such purchases, sales or dealings in the event of the consummation of the transactions contemplated hereby; provided, however, that UNS does not represent or warrant that the change of ownership of UNS contemplated by this
Agreement will not have an effect on the continuing relationship of UNS with its customers or suppliers.
2.18	Previous Conduct of Business.  All of the transactions of UNS with third persons have been conducted on an arm's length basis. Except as set forth on Schedule 2.18, to the best knowledge of UNS, none of the officers, directors or key employees of UNS (including purchasing agents or departmental managers) has any direct or indirect interest, ownership (other than through noncontrolling investments in securities of any publicly held corporations) or profit participation in businesses with which UNS has had transactions or which are its competitors or potential competitors. No significant portion of the sale or other ongoing business relationships of UNS are dependent upon the friendship or the personal relationships (other than those customary within business generally) of the Shareholders or any of the officers, directors or key employees of UNS. Except as reflected on the Final Balance Sheet or on
Schedule 2.18, UNS does not have any outstanding loans or other advances to any officer, director or employee of UNS except for travel advances in the usual and ordinary course of business. Since December 31, 1995, UNS has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by the Shareholders or any officer, director or employee of UNS.
2.19	Compliance with Laws; Litigation; and Product Liability.  To the best knowledge of  UNS,
(a)	With regard to UNS's business, assets, business practices and products,
UNS has complied in all material respects with all applicable laws, regulations, orders and other requirements of governmental authorities.
(b)	Neither UNS nor Shareholders are subject to any judicial,
governmental or administrative order, judgment or decree which relates to the business or operations of UNS. No investigation, proceeding or other litigation of any kind or nature to which UNS may be a party is now pending or, to the best knowledge of UNS, threatened. Except as set forth on Schedule 2.19, no claim which has not ripened into litigationor other proceeding has been made or, to the best knowledge of UNS, threatened against it; and no facts, circumstances or conditions exist which might reasonably give rise to such claims, investigations, proceedings or litigation.
2.20	Labor Relations.  Except as specifically disclosed in Schedule 2.20:

(a)	UNS is not presently and has not in the past been a party to any pension, retirement, profit sharing, savings, bonus, incentive, deferred compensation, group health insurance or group life insurance plan or obligation, employee welfare benefit plan, other employee benefit plan or to any collective bargaining agreement or other contracts, written or oral, with any trade or labor union, employees' association or similar organization.
(b)	There are no labor disputes to which UNS is a party and, since
January 1, 1995, no employees of UNS have been represented by any union or other labor organization. Since January 1, 1995, no union or other labor organization has petitioned the National Labor Relations Board for election to represent any employees of UNS, and to the best knowledge of UNS, no such petition is currently threatened. UNS has no union and no labor organization currently actively soliciting union authorization cards and there has been no recent substantial increase in complaints from employees concerning wages, terms of employment or working conditions.
(c)	UNS has no knowledge that an officer or key employee of UNS is considering the termination of his employment.
(d)	UNS has complied in all material respects with all applicable laws and regulations relating to the employment of labor, including, without limitation, any rule, regulation or order promulgated under the Occupational Safety and Health Act of 1970, as amended. UNS has withheld all amounts required by law or agreement to be withheld from wages for the payment of any tax or contribution.

2.21	Inventories.  All inventories reflected in the Financial Statements are valued at the lower of cost (first in, first out) or market except as set forth in Schedule 2.21. All of the inventories (including raw materials, work in process and finished goods) of UNS are in good condition, are not obsolete, are nondefective and are usable or saleable within one year from the date hereof in the usual and ordinary course of business as conducted as of the date hereof. All inventory of UNS is in the physical possession or control of UNS at its place of business.

2.22	Tangible Personal Property.  All tangible personal property owned or used by UNS is situated at the business premises of UNS and is currently used connection with its business.Except as set forth in the Financial Statements or
Schedule 2.22, UNS has good and marketable title to all tangible personal property of any kind used in connection with its business free and clear of all liens, leases, encumbrances or claims whatsoever.
2.23	Intellectual Property.  Schedule 2.23 contains lists of all material copyrights, patents, trademarks, trade names and service marks whether registered or common law, and all applications therefore that are pending or in the process of preparation in the United States and in foreign countries,that directly or indirectly owned by UNS or that are used or necessary for use in UNS's business and all licenses and other agreements allowing UNS to use such copyrights, patents, trademarks, trade names and service marks, along with all material trade secrets and other proprietary rights used or necessary for us business (collectively, the "Rights"), of third parties in the United
States or foreign countries.  To the best knowledge of UNS, except as set forth in Schedule 2.23, (a) UNS is the sole and exclusive owner of all
Rights and such Rights are owned free and clear of any claims, liens, charges or encumbrances, and no governmental registration of any of the Rights has lapsed, expired or been abandoned, opposed or cancelled;
(b) there are no
instances where it has been held or claimed, and there is no reasonable basis upon which a valid claim may be made, that any of the respective rights of UNS infringe the rights of any third party, or that any known existing use by any third party infringes upon any of the rights of UNS; and UNS has been and is now conducting its business in a manner which has not been and is not in violation of any right of another and does not require a license or other proprietary right to so operate its business.
2.24	Employee Compensation.  Schedule 2.24 sets forth the names,
positions and annual salaries of all officers and non-hourly compensated employees of UNS receiving compensation at an annual rate (including bonuses, commissions and other compensation) in excess of $60,000, together with the amount of bonuses and a description of agreements or arrangements for commissions and other compensation or benefit of any nature to be paid or provided to any of such persons pursuant to agreement or custom or present understanding. There are no insurance policies on the lives of any of the officers or other such persons, the premiums of which are paid or contributed by UNS.  No employee of UNS has accrued more than four weeks of paid vacation.
2.25	Insurance.  Schedule 2.25 identifies all policies of insurance now in effect covering the assets, propertiesand business of UNS and all life insurance policies maintained by UNS.  UNS has delivered an accurate summary of each of the policies listed on Schedule 2.25 to Purchaser.  UNS has not done anything by way of action or inaction which might invalidate any of such policies in whole or in part.
2.26	No Brokers.  UNS is not obligated to pay any finder's fee, brokerage commissions or similar compensation in connection with the proposed transaction.
2.27	Dividends and Stock Purchases.  Except as disclosed in Schedule 2.27,
UNS has not declared, set aside, nor made payment of any dividend or distribution of assets to the holders of its stock nor has it repurchased any of its capital stock.
2.28	Benefit Claims.  Except as disclosed in Schedule 2.28, no person has asserted any claim under which UNS has any liability under any health insurance, sickness, life insurance, disability, medical, surgical, hospital, death benefit, or any other employee benefit plan, contract or arrangement, maintained by UNS or to which UNS is a party or may be bound, or under any workmen's compensation or similar law, which is not fully covered by insurance maintained with reputable, responsible financial insurers.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to and except for information contained in the disclosures set forth in the Schedules delivered to Shareholders prior to the execution of this Agreement, all of which are signed for identification by the parties, attached hereto and made part hereof, Purchaser represents and warrants to
UNS that the statements made in this Article 3 are true and complete as of the date of this Agreement. Any investigation conducted by UNS or its representatives shall not affect any of the representations and warranties hereunder.
3.1	Organization and Standing of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite power and authority to own and operate its properties and carry on its business as now conducted.
3.2	Authority of Purchaser.

(a)	Purchaser has full corporate power and authority to execute, deliver and perform its obligations under thisAgreement. The Board of Directors and shareholders of Purchaser have duly authorized the execution and delivery of Agreement and the performance by Purchaser of its obligations hereunder and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement, and the performance by Purchaser of its obligations hereunder.
(b)	No consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority or any other third party is required for the consummation by Purchaser of the transactions contemplated by this Agreement.
(c)	The execution and delivery of this Agreement, and the performance by
Purchaser of its obligations hereunder (i) will not violate any provision of its Articles of Incorporation or Bylaws and (ii) will not result in any violation of, breach of or conflict with any statute, rule, regulation, judicial or governmental decree, order or judgment, or any material mortgage, contract, lease or instrument to which Purchaser or any of its assets is subject.
(d)	This Agreement is a binding obligation of Purchaser except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights creditors generally and except as enforcement is subject to general principles of equity.

3.3	No Brokers.  Purchaser is not obligated to pay any investment banking fee, finder's fee, brokerage commission or similar compensation in connection with the proposed transaction.
3.4	Investment.  Purchaser is acquiring the Stock for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof, and it has no present intention of selling or distributing
  It understands that the Stock to be purchased by it has not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities law, by reason of a specific exemption from the registration provisions of the Act and applicable state securities law that depends upon, among other things, the bona fide nature of the Purchaser's investment intent as expressed herein. Purchaser acknowledges that the Stock it is purchasing must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. Furthermore, Purchaser understands that no public market now exists for any of the securities issued by UNS and that it is uncertain whether a public market will ever exist for the Stock.




ARTICLE4
COVENANTS
4.1	Amendment to Bylaws.  UNS agrees that, effective as of the Closing
Date, its Bylaws shall be amended to increase the size of the Board of Directors to five members.
4.2	Appointment of Michael Grieves as Chairman.  UNS agrees that, effective as of the Closing Date, Michael Grieves shall be appointed to serve as Chairman of the Board.

 ARTICLE 5
MISCELLANEOUS
5.1	Notices.  Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex, facsimile transfer or messenger) or the third day after mailing by certified or registered mail, postage prepaid, as follows:

(a)	If to Purchaser:

Data Systems Network Corporation
34705 W. 12 Mile Road
Suite 300
Farmington Hills, MI  48331

(b)	If to UNS:

		Unified Network Services, Inc.
		8411 Glenwood Avenue
		Raleigh, NC 27612

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.
5.2	Entire Agreement Modifications; Waiver.  This Agreement shall supersede any and all prior agreements, documents or other instruments with respect to the matters covered hereby, including, but not limited to, the Stock Option Agreement by and among the parties dated September 25, 1995, as amended on October 31, 1995, December 19, 1995, January 15, 1996,
January 26, 1996 and January 31, 1996. No variation or modification of this Agreement and no waiver of any of the provisions and conditions hereof, unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought.



5.3	Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
5.4	Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original hereof, but all of which together shall constitute one agreement.
5.5	Publicity.  Except for disclosure (if any) required by any law to which any party is subject, the timing and content of any announcements, press releases and public statements concerning the acquisition contemplated hereby shall require the prior approval of Purchaser.
5.6	Successors and assigns.  No party may, without the prior express written consent of each other party, assign this Agreement in whole or in part, except that any rights of Purchaser may be assigned to a subsidiary or affiliate company of Purchaser without the consent of UNS. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.
5.7	Governing Law; Personal Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan as applied to contracts made and to be performed entirely within the State of Michigan. The parties to this Agreement hereby agree to submit to personal jurisdiction of the courts of the State of Michigan and the United States District Court for the Eastern District of Michigan, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts.
5.8	Expenses.  Regardless of whether or not the transactions contemplated by this Agreement are consummated, each of the parties agrees to pay its own expenses incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect.
5.9	Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by an arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. It is the intention of the parties that the arbitration award shall be final and binding, shall not be appealable and that a judgment of any circuit court having jurisdiction thereof may be rendered upon the award, and enforcement may be had according to its terms. The place of arbitration shall be the offices of the American Arbitration Association in Detroit, Michigan.

Each party shall bear its ownarbitration costs and expenses. The arbitrator shall not have jurisdiction or authority to change, alter, amend, modify, add to subtract from any of the provisions of this Agreement. The arbitrator's sole authority shall be to interpret or apply any clause or clauses of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

UNIFIED NETWORK SERVICES, INC.	          DATA SYSTEMS NETWORK CORP.



BY:  /s/  Kirk Duble                     	BY:  /s/ Michael W. Grieves
     Name Kirk Duble	                          Name Michael W. Grieves
     Title:	President                          Title: President



		                           EXHIBIT A



NON-NEGOTIABLE PROMISSORY NOTE


$500,000		                      Raleigh, North Carolina
February 22, 1996


FOR VALUE RECEIVED, the undersigned, UNIFIED NETWORK SERVICES,
INC., a North Carolina corporation, whose address is 8411 Glenwood Avenue, Raleigh, North Carolina 27612 (the "Borrower"), hereby promises, as provided herein, to pay to DATA SYSTEMS NETWORK CORPORATION, a Michigan
corporation, whose address is 34705 West Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48831 (the "Lender"), in lawful money of the
United States, the principal amount of Five Hundred Thousand Dollars ($500,000), plus any unpaid interest due hereunder and reasonable costs of collection, including, without limitation, attorneys' fees.The outstanding principal amount under this Non-negotiable Promissory Note (the "Promissory
Note") shall be due and payable to the Lender on        , 2001 (the "Maturity
Date"). Lender shall not require repayment of the principal amount hereunder prior to the Maturity Date. The unpaid principal (and unpaid interest) due under this Promissory Note shall bear interest on a basis of a year of 365 days for the actual number of days elapsed in a month, at a rate of interest equal to one percent (1.0%) per annum in excess of the prime rate as set forth in the
Wall Street Journal.  Interest shall be payable hereunder on (i)     , 1996;
(ii) the last day of each subsequent quarter; and (iii) on the Maturity Date. The payments due hereunder are to be made to the Lender at the address referenced above or at such other place or places as the Lender shall designate from time to time in writing to the Borrower.The Borrower hereby waives presentment for payment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Promissory Note.Any delay on the part of the Lender in exercising any rights hereunder shall not operate as a waiver of such rights.This Promissory Note shall be governed by and construed, interpreted and the rights of the parties determined in accordance with, the laws of the State of Michigan.

AMENDMENT NO. 7 TO STOCK OPTION AGREEMENT

This Amendment No 7 to Stock Option Agreement (the "Amendment"" is enered on February 20, 1996 y and among Unified Network Services, Inc. ("UNIFIED"), a North Carolina Corporation, Data Systems Network Corporation, a Michigan Corporation ("DATA"), and Kirk Duble and David Scranton (collectively referred to herein as the ("Shareholders").

Recitals:

	A.	The parties have entered into that certain Stock Option Agreement (the
"Stock Option Agreement") dated September 25, 1995 pursuant to which DATA acquired an option to purchase up to 70% of the outstanding shares of Common
Stock of UNIFIED (the "Option").

	B.	The parties amended the Stock Option Agreement on October 31, 1995 to extend the term of the Option until December 31, 1995.

	C.	The parties amended the Stock Option Agreement on December 19, 1995 to extend the term of the Option until January 15, 1996.

	D.	The parties amended the Stock Option Agreement on January 15, 1996 to extend the term of the Option until January 26, 1996.

	E.	The parties amended the Stock Option Agreement on January 26, 1996 to extend the term of the Option until January 31, 1996.

	F.	The parties amended the Stock Option Agreement on January 31, 1996 to extend the term of the Option until February 16, 1996.

	G.	The parties amended the Stock Option Agreement on February 16, 1996 to extend the term of the Option until February 20, 1996.

	H.	The parties have agreed to further amend the Stock Option Agreement to extend the term of the Option until UNIFIED shall repay to DATA all outstanding notes and indebtedness it owes to DATA, together with any accrued and unpaid interest thereon.

Agreement:

	NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties herein have agreed as follows:



	1.	Amendment of Term. The last sentence of Section 1 of the Stock Option
Agreement, as amended, is hereby amended to read in its entirety as follows:

	"The Option shall expire at such time as UNIFIED shall have paid to DATA all outstanding notes and indebtedness it owes to DATA, together with any accrued and unpaid interest thereon.

	2.	Entire Agreement. This Amendment No. 7, the Stock Option Agreement, as
previously amended, and the agreements specifically referenced therein collectively constitute the entire agreement among the parties and supersede all prior agreements, both oral and written, with respect to the subject matter here and thereof.

	3.	No Other Changes. All other provisions of the Stock Option Agreement shall remain unchanged and shall continue to be in full force and effect.

	IN WITNESS WHEREOF, UNIFIED, DATA and the Shareholders have executed this Amendment as of the day and year first above written.

					UNIFIED NETWORK SERVICES, INC.


					By: /s/  Kirk Duble

					Its:  President


					DATA SYSTEMS NETWORK
					  CORPORATION


					By: /s/ Michael W. Grieves
					Its: President


					THE SHAREHOLDERS OF UNIFIED
					  NETWORK SERVICES, INC.



				/s/ 	Kirk Duble